EXHIBIT 11

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

	Three Months Ended

	September 30,	September 30,
	2001	2000

Net loss	$(146,865)	$(282,037)

Actual outstanding common shares at beginning of period	50,004,474	50,000,000

Weighted basic shares	50,004,474	50,000,000

Weighted diluted shares	50,004,474	50,000,000

Basic and diluted loss per share	$0.00	$(0.01)

	Nine Months Ended

	September 30,	September 30,
	2001	2000

Net loss	$(190,669)	$(3,533,756)

Actual outstanding common shares at beginning of period	50,004,474	50,000,000

Weighted basic shares	50,004,474	50,000,000

Weighted diluted shares	50,004,474	50,000,000

Basic and diluted loss per share	$0.00	$(0.07)

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